Exhibit 99.1

SPARTAN MOTORS, INC.
1000 REYNOLDS RD. - CHARLOTTE, MI 48813 - USA
TELEPHONE 517.543.6400 - FACSIMILE 517.543.5403
WEB PAGE – WWW.SPARTANMOTORS.COM

FOR IMMEDIATE RELEASE

Spartan Motors Sells Road Rescue Assets to
a Subsidiary of Allied Specialty Vehicles for $8 Million

CHARLOTTE, Mich., Sept. 20, 2010 – Spartan Motors, Inc. (NASDAQ: SPAR) today announced the sale of the assets of its Road Rescue ambulance business for $8 million. The purchaser, a subsidiary of Allied Specialty Vehicles, Inc., received substantially all of Road Rescue’s assets, including the trade names and intellectual property associated with the business. The transaction was effective today, Sept. 20, 2010.

John Sztykiel, President and CEO of Spartan Motors, said: “With this sale, we are delivering on the commitments we made when we announced our exit from the Road Rescue business. After weeks of hard work and negotiations, we are pleased to come to an agreement to sell the assets of Road Rescue to a company dedicated to the ambulance business. We can now look forward to what the future holds for Spartan Motors as we focus on Emergency Response and leverage the strengths of our two great brands, Crimson Fire and Spartan Chassis.”

Spartan Motors expects to record the sale in the third quarter with no material impact on its financials, pending final inventory and purchase price adjustments for working capital.

About Spartan Motors

Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures specialty chassis, specialty vehicles and truck bodies and aftermarket parts for the outdoor recreation/RV, emergency-response, defense, government services, and delivery and service markets. The Company’s brand names – Spartan™, Crimson Fire™, Crimson Fire Aerials™ and Utilimaster® – are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,400 at facilities in Michigan, Pennsylvania, South Dakota, Indiana and Texas. Spartan reported sales of $430 million in 2009 and is focused on becoming a global leader in the manufacture of specialty vehicles and chassis.

This release contains forward-looking statements, including, without limitation, statements concerning our expectations regarding the sale of the Road Rescue business, our future plans and objectives, and the performance of our products. Forward looking statements are identifiable by words such as “believe,” “anticipate,” “will,” “sustain,” "expect," and “continue.” These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. For example, post-closing disputes could arise with the purchaser of the business and we may encounter unforeseen difficulties and challenges in pursuing our business objectives. In addition, technical and other complications may arise that could prevent the timely implementation of our plans or that may impact the expected outcome of those plans. As a result, actual results and future events could differ materially from those anticipated in such statements. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Joseph Nowicki, CFO	Jeff Tryka, CFA
Spartan Motors, Inc.	Lambert, Edwards & Associates
(517) 543-6400	(616) 233-0500 jtryka@lambert-edwards.com

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